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                     July 12, 2023

       John Johnson
       Chief Financial Officer
       Evolent Health, Inc.
       800 N Glebe Road, Suite 500
       Arlington, VA 22203

                                                        Re: Evolent Health,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-37415

       Dear John Johnson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services